Exhibit B
                                                                       ---------
July 13, 2000



Bacou USA, Inc.
10 Thurber Boulevard
Smithfield, RI  02917

Attention:  Philip B. Barr, President and CEO

Dear Phil:

Some months ago, the holder of a substantial minority interest in Bacou S.A. ("BA-FR) informed us that it wished to divest its interest in BA-FR. As a result of that request, our family initiated a study of how best to raise the capital necessary to purchase the minority interest in BA-FR and also continue our current strategies toward the goal of building a multi-billion dollar global safety and security company. Fulfilling both objectives would require us to increase our financial leverage, and consequently our risk, or to dilute substantially our equity interests. This placed us at a crossroads regarding our future path, causing us to consider all strategic options, including a divestiture strategy, rather than continuing to grow the business according to the plan we have followed in Europe since 1974 and in the U.S. since we founded Bacou USA, Inc. ("BA-US") in 1993.

We have engaged Deutsche Bank as our investment bankers for the purpose of seeking bids from prospective buyers and considering other strategic alternatives. We acknowledge that BA-US also has entered into an engagement letter with Deutsche Bank for the same purposes. Both BA-US and the undersigned have been separately represented in the negotiation of our respective engagement letters and have received copies of both letters. The investment bankers expect to complete the preparation of offering materials this month and should begin the process of solidifying offers (the "Offering"). Together, the four of us own directly and indirectly all of the ownership interests in Engineering H. Bacou S.A. ("EHB") and a majority of the ownership interests in BA-FR. In order to control the process, we have entered into a contract with the holders of substantially all of the minority interests in BA-FR that will allow us to make any divestiture decisions with respect to the entire ownership interest in BA-FR.

As you know, BA-FR is the holder of 12,612,600 shares of common stock (the "BA-US Majority Shares") of BA-US. The BA-US Majority Shares will not be offered for sale directly in the offering process, but their ultimate beneficial ownership would change if we sell all of our shares in EHB and BA-FR.

Our indirect ownership interests in BA-US represent a significant part of the value of our interests in EHB and BA-FR. Therefore, in connection with the Offering, we have asked BA-US and its management for assistance in the following ways: to participate in the preparation of Offering materials; to provide the information necessary for preparation of a data room; to make management presentations to potential buyers; to assist our negotiations with potential buyers; to help us evaluate strategic alternatives to a sale of our interests; and otherwise to participate in the Offering process. Walter Stepan has agreed to lead the internal taskforce for all these activities on our behalf.

We understand that you have consulted with the Oversight Committee of the Board of Directors of BA-US concerning our request and that cooperation will be provided upon the condition that the Offering process also include an opportunity to explore the value of shares (together the BA-US Minority
Interests") held by the other stockholders in BA-US (the "BA-US Minority Stockholders").

The purpose of this letter is to confirm your discussions with Philippe Bacou in which he agreed on our behalf that in the negotiation process with prospective bidders, we will request that any bids presented shall clearly indicate the following:

         i. The value per share being attributed to the BA-US Majority Shares (the "Per Share BA-US Majority Price"), excluding liabilities or potential liabilities of BA-FR associated with its ownership of the BA-US Majority Shares and

         ii. An undertaking by the bidder to purchase all of the BA-US Minority Interests together with the price per share at which they would effect such purchase (the "Per Share BA-US Minority Price").

Further, this will confirm that we will not accept any offer, or vote as directors or stockholders of BA-FR to cause BA-FR to accept any offer, unless
(i) the bidder has offered to purchase both our interests in EHB and BA-FR and the BA-US Minority Interests and (ii) the offer states substantially similar terms for the purchase of the BA-US Majority Shares and the BA-US Minority Interests. In this regard, we understand that "substantially similar terms" would require, inter alia, that the Per Share BA-US Minority Price will be least equal to the Per Share BA-US Majority Price, and the offers for our interests in EHB and BA-FR will be required to state a comparable form of consideration as that which is offered for the BA-US Minority Interests.

We understand that the Oversight Committee of the Board of Directors of BA-US will have an obligation to make a judgment concerning the fairness of the Per Share BA-US Minority Price, and that they will retain an investment banking firm of their choice ("Advisor") to advise them on such matter. We further understand that all investment banking fees, legal fees and other expenses incurred by the Overnight Committee will be paid by BA-US. In recognition of the obligations of the Oversight Committee and in order to facilitate the Offering process, we confirm that, if we decide to sell our interests in EHB and BA-FR, that we will accept an offer that contains a Per Share BA-US Minority Price which will support a written opinion by the Advisor to the Overnight Committee that such offer is fair from a financial point of view without the application of any discount for minority interest. If none of the offers contain a per share BA-US Minority Price which will support such written opinion, then we will accept an offer that contains a Per Share BA-US Minority Price which will support a written opinion by the Advisor to the Overnight Committee that such offer is fair from a financial point of view. If none of the offers contain a Per Share BA-US Minority Price which will support either such written opinions, then we expressly reserve the right to accept any of the offer that we may receive for our interests in EHB and BA-FR, understanding that it is unlikely that the Overnight Committee would recommend to the BA-US Minority Stockholders that they participate in such a transaction. Within the framework created by this paragraph, you understand that there may be several competing offers which none different Per Share BA-US Minority Prices and we wish to confirm that we have reserved the right within this framework to take into account each bidder's plans for the various constituencies of BA-FR and BA-US, including their employees. We understand that BA-US has agreed that the investment banking fees and expenses due to Deutsche Bank from BA-US and the undersigned pursuant to our respective engagement letters and any indemnity obligations therein shall be apportioned between BA-US and the undersigned on the same basis as the allocation of value between BA-US and BA-FR. For this purpose, the value of BA-US shall be the product of the Per Share BA-US Minority Price and the sum of the actual numbers of shares of BA-US issued and outstanding at the date of closing of any transaction and the numbers of all shares issuable pursuant to stock options which are vested and excercisable at such date; and the value of BA-FR shall be determined as the total consideration payable for all ownership interests in BA-FR less the value of its interest in BA-US (determined as the product of the numbers BA-US held by BA-FR at the closing date and the Per Share BA-US Minority Price). In the absence of a transaction, apportionment shall be on the basis of the EBITDA of BA-US and BA-FR (determined without consolidating the results of BA-US) for the year ended December 31, 1999.

We consider the matters set forth in this agreement to be our binding obligation as well as the binding obligation of any successors in ownership to our stock in EHB and BA-FR, and we confirm that in the event that any of us shall transfer any of our stock of EHB or BA-FR, he or she shall obligate our transferee(s) to enter into a similar agreement with BA-US. We agree that the undertakings contained herein shall continue until June 30, 2001 or to such earlier date as we may abandon our efforts to seek a buyer for our interests in EHB and BA-FR; provided , however, that the undertakings set forth in the preceding paragraph shall continue effect in respect of any indemnity obligations of BA-US and us referenced in the preceding paragraph which result from any claim, litigation or proceedings initiated on or prior to June 30, 2002.

We understand that you have made a public announcement of our intent to seek a buyer or implement other strategic alternatives pursuant to a press release on July 10, 2000 in the form attached to this letter. We consent to such public disclosure as well as the filing of this agreement with appropriate regulatory authorities.

Please acknowledge and confirm the agreement of BA-US to the matters set forth herein by signing and returning a copy of this letter to Philippe Bacou as our representative.

Sincerely yours,


/s/ Jacqueline Maggi Bacou
--------------------------------
Jacqueline Maggi Bacou


/s/ Philippe Bacou
---------------------------------
Philippe Bacou


/s/ Christophe Bacou
---------------------------------
Christophe Bacou


/s/ Veronique Mirabel
---------------------------------
Veronique Mirabel



cc:    Walter Stepan, Co-Chairman of Bacou USA, Inc.
       Board of Directors of Bacou USA, Inc.

The foregoing agreement is acknowledged and confirmed this ____ day of July, 2000 by and on behalf of Bacou USA, Inc. by its duly authorized President and Chief Executive Officer.


/s/ Philip B. Barr
---------------------------------
Philip B. Barr